EX 99.1
HCC INSURANCE HOLDINGS BOARD
APPROVES SHARE REPURCHASE PLAN
HOUSTON (June 20, 2008). . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that its Board of Directors has approved the repurchase of up to an aggregate of $100 million of its common stock.
The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Repurchases under the plan will be subject to market and business conditions, as well as the Company’s level of cash generated from operations, cash required for acquisitions, debt covenant compliance, trading price of the stock being at or below book value and other relevant factors. The plan does not obligate the Company to purchase any particular number of shares, and may be suspended or discontinued at any time at the Company’s discretion.
“HCC’s management and Board of Directors are committed to building long-term shareholder value by executing our strategic plan, which includes future acquisitions, while maintaining financial flexibility and adequate liquidity. We do, however, find the current level of our share price to be a compelling opportunity to invest in HCC’s shares,” HCC Chief Executive Officer Frank J. Bramanti said.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets of more than $8.0 billion, shareholders’ equity in excess of $2.3 billion and is rated AA (Very Strong) by Standard & Poor’s, AA (Very Strong) by Fitch Ratings and A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Barney White, HCC Vice President of Investor Relations Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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